Cypress Energy Partners, L.P. 8-K

Exhibit 99.1

Cypress Energy Partners, L.P. Announces First Quarter 2018 Results

TULSA, Oklahoma -- (BUSINESS WIRE)—May 10, 2018

Cypress Energy Partners, L.P. (“CELP”) (NYSE:CELP) today reported:

•6 new pipeline inspection and integrity customers added in Q1 2018;

•28.4% increase in gross margin vs. Q1 2017;

•$26.1 million of cash at March 31, 2018;

•Cash distribution of $0.21 per unit, consistent with the last four quarters; and

•Completion of the first phase of our strategic alternatives review process.

Peter C. Boylan III, CELP’s Chairman and Chief Executive Officer stated, “During the first quarter of 2018, we made solid progress on our stated goals of improving our gross margins and more efficiently managing our working capital requirements. Customer spending continues to improve, and numerous new projects have been announced by several clients that should benefit us later this year. Demand remains strong for inspection and integrity services. Pipeline Inspection and Integrity Services represented approximately 96% of our revenues and approximately 82% of our gross margin.”

Mr. Boylan continued, “Revenues from our 51%-owned Integrity Services segment were much greater than the first quarter of 2017. Revenues from our Water Services segment were approximately 34% greater than in the first quarter of 2017, despite the sale of our Pecos saltwater disposal (“SWD”) facility. Additionally, this week we completed a sale of our Orla, Texas facility on attractive terms, thereby reducing the amount of equity funding that will be required to deleverage the partnership. The Orla facility was struck by lightning in early 2017 and contributed very minimally to our EBITDA or distributable cash flow over the last fifteen months. After the sale of both our Pecos and Orla SWD facilities in the Permian Basin, we are now solely operating our Water Services segment in the Bakken region of North Dakota. We currently operate nine facilities and approximately 49% of our saltwater disposal volumes for the first quarter were received via seven different pipelines, with two other pipelines currently under development. About 95% of our saltwater is produced water from completed oil wells. We simply have better economies of scale to operate efficiently in North Dakota and we continue to benefit from higher rig counts, well counts, well completions, and higher oil prices.”

“In April 2018, we obtained $10 million more in commitments to our proposed new credit facility. Last quarter, we announced that CELP had retained a financial advisor to shop the market to determine if more favorable private investment in public equity (“PIPE”) terms could be obtained from an independent third party, and to explore strategic alternatives to determine if any more attractive transformational opportunities exist. We have completed the first phase of this process and the process is advancing toward the next round of discussions. We hope to complete this process during the second quarter of 2018. Regardless of the outcome of these discussions, after our refinancing, CELP would have substantially lower leverage which would, in turn, significantly reduce interest expense, improve distributable cash flow, and position CELP to increase the size of our credit facility when we find a suitable acquisition opportunity.”

Mr. Boylan further stated, “Our ownership interests remain fully aligned with our unitholders because the general partner and insiders own approximately 64% of CELP. We continue to believe that a pro forma stronger balance sheet with less debt, as the result of the contemplated PIPE transaction or other strategic transaction, will allow us to both support the current distribution and ultimately position us to begin growing the distribution again.”

First Quarter:

•Revenue of $64.8 million for the three months ended March 31, 2018, compared with $64.7 million for the three months ended March 31, 2017 in our seasonally low first quarter. The three months ended March 31, 2017 included revenue from a low margin Canadian customer that we elected to cease serving. Revenue from U.S. operations was $64.1 million for the three months ended March 31, 2018, compared with $50.4 million for the three months ended March 31, 2017, an increase of 27.4%.

•Gross margin of $8.1 million or 12.5% for the three months ended March 31, 2018, compared to $6.3 million or 9.8% for the three months ended March 31, 2017, representing a 28.4% increase in our seasonally low first quarter.

•Net income of $1.0 million for the three months ended March 31, 2018, compared to a net loss of $4.9 million for the three months ended March 31, 2017 (which included impairment charges of $3.6 million).

•Net income attributable to CELP limited partners of $0.7 million for the three months ended March 31, 2018, compared to a net loss of $2.8 million for the three months ended March 31, 2017 (which included impairment charges of $2.8 million and excluded $0.9 million of loss allocated to the general partner).

•Adjusted EBITDA of $3.3 million for the three months ended March 31, 2018 (including noncontrolling interests), compared to $2.8 million for the three months ended March 31, 2017 (including noncontrolling interests and amounts attributable to our general partner), representing an increase of 16.0% in our seasonally low first quarter. Adjusted EBITDA for the three months ended March 31, 2017 included $0.9 million of sponsor support. Exclusive of sponsor support in the first quarter of 2017, Adjusted EBITDA increased by 73% from the first quarter of 2017 to the first quarter of 2018.

•Adjusted EBITDA attributable to limited partners of $2.9 million for the three months ended March 31, 2018, compared to $3.1 million for the three months ended March 31, 2017, representing a decrease of 6.1%. Adjusted EBITDA for the three months ended March 31, 2017 included $0.9 million of sponsor support. Exclusive of sponsor support in the first quarter of 2017, Adjusted EBITDA attributable to limited partners increased by 35% from the first quarter of 2017 to the first quarter of 2018.

•Distributable Cash Flow available to limited partners of $0.9 million for the three months ended March 31, 2018, compared to $1.3 million for the three months ended March 31, 2017 (which included $0.9 million of sponsor support), representing a decrease of 28.7%. Exclusive of sponsor support in the first quarter of 2017, Distributable Cash Flow increased by 143% from the first quarter of 2017 to the first quarter of 2018.

•A coverage ratio of 0.37x for the three months ended March 31, 2018 compared to the March 31, 2017 coverage ratio of 0.52x (including sponsor support in 2017). Historically, our Distributable Cash Flow has been lowest during the first quarter of the year, due to the seasonal nature of our business, and our coverage ratio has improved later in the year.

•An adjusted leverage ratio of 3.53x compared to a 4.0x covenant maximum and an interest coverage ratio of 3.01x compared to a 3.00x covenant minimum on March 31, 2018, pursuant to the terms of our credit facilities.

Highlights include:

•We sent an average of 1,030 inspectors per week to our customers for the first quarter of 2018, compared to 1,083 in the first quarter of 2017, a decrease of 4.9%. The headcount of our U.S. operations was 19% higher in the first quarter of 2018 than in the first quarter of 2017; however, we elected not to lower pricing with a significant customer in Canada in the second half of 2017, which led to a decrease in our active inspector workforce in Canada of over 200 inspectors per week.

•We continue our focus on maintenance, integrity, and non-destructive examination services. These business lines yield higher gross margins than our standard inspection work.

•We disposed of 3.1 million barrels of saltwater during the first quarter of 2018 at an average revenue per barrel of $0.82, compared to disposal of 2.8 million barrels at an average revenue per barrel of $0.68 in the first quarter of 2017, an increase in volume of 10.9%. We experienced this increase despite the January 2018 sale of our Pecos, Texas SWD facility. We disposed of 3.0 million barrels of saltwater at our North Dakota SWD facilities during the first quarter of 2018, despite the impact of adverse weather conditions in North Dakota during the first quarter of 2018.

•Maintenance capital expenditures for the first quarter of 2018 and 2017 were $0.1 million, reflecting the minimal maintenance capital expenditures necessary for the day-to-day operations of our businesses.

•Our expansion capital expenditures during the three months ended March 31, 2018 were $1.9 million. The expansion capital expenditures were primarily related to the construction of a gathering system at one of our saltwater disposal facilities in North Dakota, the rebuilding of our saltwater disposal facility in Orla, Texas, and the purchase of new equipment to support our pipeline integrity businesses.

Looking forward:

•We continue to pursue new customers, new projects as they are announced, and renew existing contracts. We are very pleased with the new customers we added during 2017 and the first quarter of 2018 that should continue to benefit us throughout the remainder of 2018 and subsequent years. Our two new inspection service lines should also benefit us as we look forward into 2018 and beyond.

•Our Integrity Services business’ (hydrostatic testing) first quarter 2018 and fourth quarter 2017 results improved dramatically over prior quarters with a significant increase in revenues, gross margins and field personnel utilization, reflecting recent business development efforts.

•During the first quarter, approximately 95% of total saltwater disposal volumes came from produced water, and piped water represented approximately 49% of total water volumes. As commodity prices continue to improve and drilling activity increases, we expect to have operating leverage with our cost structure and minimal maintenance capital expenditure requirements as volumes increase. Private equity investors have been very active, acquiring acreage and production in the Bakken this year that will likely lead to increased new drilling activity. As prices continue to improve, we expect to benefit from the completion of drilled and uncompleted wells and other newly completed wells from both existing Bakken operators and many new private equity backed operators.

•Our saltwater disposal facilities have substantial unused capacity to support growth with current utilization rates approximating 25%. During the second quarter of 2018, we plan to reopen a facility we own in the Bakken that was struck by lightning in July 2017.

•We continue to evaluate acquisition opportunities as they present themselves that our parent, CEH, may pursue, with the expectation that these acquisitions would be offered to CELP in the future as drop-down opportunities.

•LIBOR interest rates have risen over the last quarter by almost 31 basis points, approximately 89 basis points compared to this time last year. This has increased our interest expense and negatively impacted our distributable cash flow and coverage ratios. Our significantly lower level of debt, once refinanced, would reduce our interest expense in 2018.

•Our distributable cash flow should benefit from significantly lower outstanding debt as a result of the new credit facility that should result in significantly lower overall interest costs.

CELP will file its quarterly report on Form 10-Q for the three months ended March 31, 2018 with the Securities and Exchange Commission tomorrow. CELP will also post a copy of the Form 10-Q on its website at www.cypressenergy.com. Unitholders may receive a printed copy of the Quarterly Report on Form 10-Q free of charge by contacting Investor Relations at Cypress Energy Partners, L.P., 5727 South Lewis Avenue, Suite 300, Tulsa, Oklahoma, 74105 or emailing ir@cypressenergy.com.

CELP will host an Earnings Release Conference Call on Friday, May 11, 2018 at 10:00 am EDT (9:00 am CDT), to discuss its first quarter 2018 financial results. Analysts, investors, and other interested parties may access the Earnings Release Conference Call by dialing toll-free (US & Canada): (888) 419-5570 Passcode 22980541, or International Direct: +1 (617) 896-9871.

An archived audio replay of the call will be available in the Investor section of our website at www.cypressenergy.com on Tuesday, May 15, 2018 beginning at 10:00 am EDT (9:00 am CDT).

Non-GAAP Measures:

CELP defines Adjusted EBITDA as net income (loss), plus interest expense, depreciation, amortization and accretion expenses, income tax expenses, impairments, non-cash allocated expenses, and equity-based compensation expense, less certain other unusual or non-recurring items. CELP defines Adjusted EBITDA attributable to limited partners as net income (loss) attributable to limited partners, plus interest expense attributable to limited partners, depreciation, amortization and accretion expenses attributable to limited partners, impairments attributable to limited partners, income tax expense attributable to limited partners, non-cash allocated expenses attributable to limited partners and equity-based compensation expense attributable to limited partners, less certain other unusual or non-recurring items attributable to limited partners. CELP defines Distributable Cash Flow as Adjusted EBITDA attributable to limited partners less cash interest paid, cash income taxes paid, and maintenance capital expenditures. Adjusted EBITDA and Distributable Cash Flow are supplemental, non-GAAP financial measures used by management and by external users of our financial statements, such as investors and commercial banks, to assess the following: our operating performance as compared to those of other companies in the midstream sector, without regard to financing methods, historical cost basis or capital structure; the ability of our assets to generate sufficient cash flow to make distributions to our unitholders; our ability to incur and service debt and fund capital expenditures; the viability of acquisitions and other capital expenditure projects; and the returns on investment of various investment opportunities. The GAAP measures most directly comparable to Adjusted EBITDA, Adjusted EBITDA attributable to limited partners, and Distributable Cash Flow are net income (loss) and cash flow from operating activities, respectively.  These non-GAAP measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures exclude some, but not all, of the items that affect the most directly comparable GAAP financial measure. Adjusted EBITDA, Adjusted EBITDA attributable to limited partners, and Distributable Cash Flow should not be considered alternatives to net income, income before income taxes, net income attributable to limited partners, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP, as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. CELP believes that the presentation of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners, and Distributable Cash Flow will provide useful information to investors in assessing our financial condition and results of operations. CELP uses Adjusted EBITDA, Adjusted EBITDA attributable to limited partners, and Distributable Cash Flow as supplemental financial measures to both manage our business and assess the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders, to evaluate our success in providing a cash return on investment, and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates and to determine the yield of our units, which is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships, as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Because adjusted EBITDA, adjusted EBITDA attributable to limited partners, and Distributable Cash Flow may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners, and Distributable Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of these measures. Reconciliations of (i) Adjusted EBITDA to net income, (ii) Adjusted EBITDA attributable to limited partners and Distributable Cash Flow to net income attributable to limited partners and (iii) Adjusted EBITDA to net cash provided by operating activities are provided below.

This press release includes “forward-looking statements.” All statements, other than statements of historical facts included or incorporated herein, may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements, and are subject to a number of risks and uncertainties. While CELP believes its expectations, as reflected in the forward-looking statements, are reasonable, CELP can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in CELP’s Annual Report filed on Form 10-K and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” CELP undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

About Cypress Energy Partners, L.P.

Cypress Energy Partners, L.P. is a master limited partnership that provides essential midstream services, including pipeline inspection, integrity, and hydrostatic testing services to various energy companies and their vendors throughout the U.S. and Canada. Cypress also provides saltwater disposal environmental services to upstream energy companies and their vendors in North Dakota in the Bakken region of the Williston Basin. In all of these business segments, Cypress works closely with its customers to help them comply with increasingly complex and strict environmental and safety rules and regulations, and reduce their operating costs. Cypress is headquartered in Tulsa, Oklahoma.

Contact: Cypress Energy Partners, L.P.
Jeff Herbers, 918-947-5730
Chief Accounting Officer
jeff.herbers@cypressenergy.com

CYPRESS ENERGY PARTNERS, L.P.
Unaudited Condensed Consolidated Balance Sheets
As of March 31, 2018 and December 31, 2017
(in thousands, except unit data)
	March 31,	December 31,
	2018	2017

ASSETS
Current assets:
Cash and cash equivalents	$ 26,140	$ 24,508
Trade accounts receivable, net	40,075	41,693
Prepaid expenses and other	1,544	2,294
Assets held for sale	-	2,172
Total current assets	67,759	70,667
Property and equipment:
Property and equipment, at cost	25,132	22,700
Less: Accumulated depreciation	10,015	9,312
Total property and equipment, net	15,117	13,388
Intangible assets, net	24,797	25,477
Goodwill	53,395	53,435
Other assets	293	236
Total assets	$ 161,361	$ 163,203

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$ 5,342	$ 3,757
Accounts payable - affiliates	3,725	3,173
Accrued payroll and other	10,291	9,109
Liabilities held for sale	-	97
Income taxes payable	727	646
Current portion of long-term debt	132,447	136,293
Total current liabilities	152,532	153,075
Asset retirement obligations	143	143
Total liabilities	152,675	153,218

Owners’ equity:
Partners’ capital:
Common units (11,933,237 and 11,889,958 units outstanding at
March 31, 2018 and December 31, 2017, respectively)	32,984	34,614
General partner	(25,876)	(25,876)
Accumulated other comprehensive loss	(2,575)	(2,677)
Total partners’ capital	4,533	6,061
Noncontrolling interests	4,153	3,924
Total owners’ equity	8,686	9,985
Total liabilities and owners’ equity	$ 161,361	$ 163,203

CYPRESS ENERGY PARTNERS, L.P.
Unaudited Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2018 and 2017
(in thousands, except unit and per unit data)

	Three Months Ended March 31,
	2018	2017

Revenue	$ 64,826	$ 64,722
Costs of services	56,697	58,393
Gross margin	8,129	6,329

Operating costs and expense:
General and administrative	5,455	5,110
Depreciation, amortization and accretion	1,134	1,171
Impairments	-	3,598
Gain on asset disposals, net	(1,709)	-
Operating income (loss)	3,249	(3,550)

Other (expense) income:
Interest expense, net	(1,956)	(1,709)
Foreign currency losses	(334)	-
Other, net	82	45
Net income (loss) before income tax expense	1,041	(5,214)
Income tax expense (benefit)	81	(293)
Net income (loss)	960	(4,921)

Net income (loss) attributable to noncontrolling interests	235	(1,165)
Net income (loss) attributable to partners / controlling interests	725	(3,756)

Net loss attributable to general partner	-	(921)
Net income (loss) attributable to limited partners	$725	$(2,835)

Net income (loss) per common limited partner unit (basic and diluted)	$ 0.06	$(0.32)

Weighted average common units outstanding:
Basic	11,898,672	8,911,196
Diluted	11,984,442	8,911,196

Weighted average subordinated units outstanding - basic and diluted	-	2,956,500

Reconciliation of Net Income (Loss) to Adjusted EBITDA to Distributable Cash Flow

	Three Months ended March 31,
	2018	2017
	(in thousands)

Net income (loss)	$ 960	$(4,921)
Add:
Interest expense	1,956	1,709
Depreciation, amortization and accretion	1,418	1,432
Impairments	-	3,598
Income tax expense (benefit)	81	(293)
Non-cash allocated expenses	-	921
Equity based compensation	212	357
Foreign currency losses	334	-
Less:
Gains on asset disposals, net	1,709	-
Adjusted EBITDA	$3,252	$ 2,803

Adjusted EBITDA attributable to noncontrolling interests	386	(248)
Adjusted EBITDA attributable to limited partners / controlling interests	$2,866	$ 3,051

Less:
Cash interest paid, cash taxes paid, maintenance capital expenditures	1,936	1,747
Distributable cash flow	$ 930	$ 1,304

Reconciliation of Net Income (Loss) Attributable to Limited Partners to Adjusted EBITDA Attributable to
Limited Partners and Distributable Cash Flow
	Three Months ended March 31,
	2018	2017
	(in thousands)

Net income (loss) attributable to limited partners	$725	$ (2,835)
Add:
Interest expense attributable to limited partners	1,956	1,709
Depreciation, amortization and accretion attributable to limited partners	1,275	1,290
Impairments attributable to limited partners	-	2,823
Income tax expense (benefit) attributable to limited partners	73	(293)
Equity based compensation attributable to limited partners	212	357
Foreign currency losses	334	-
Less:
Gains on asset disposals, net	1,709	-
Adjusted EBITDA attributable to limited partners	2,866	3,051

Less:
Cash interest paid, cash taxes paid and maintenance capital
expenditures attributable to limited partners	1,936	1,747
Distributable cash flow	$930	$ 1,304

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA to Distributable Cash Flow
Attributable to Limited Partners
	Three Months ended March 31,
	2018	2017
	(in thousands)

Cash flows provided by operating activities	$ 6,683	$ 3,351
Changes in trade accounts receivable, net	(1,565)	855
Changes in prepaid expenses and other	(662)	145
Changes in accounts payable and accrued liabilities	(2,979)	(3,207)
Change in income taxes payable	(82)	11
Interest expense (excluding non-cash interest)	1,803	1,563
Income tax expense (excluding deferred tax benefit)	81	63
Other	(27)	22
Adjusted EBITDA	$ 3,252	$ 2,803

Adjusted EBITDA attributable to noncontrolling interests	386	(248)
Adjusted EBITDA attributable to limited partners / controlling interests	$ 2,866	$ 3,051

Less:
Cash interest paid, cash taxes paid, maintenance capital expenditures	1,936	1,747
Distributable cash flow	$930	$ 1,304

Operating Data
	Three Months
	Ended March 31,
	2018	2017

Total barrels of saltwater disposed (in thousands)	3,075	2,773
Average revenue per barrel	$ 0.82	$ 0.68
Water and environmental services gross margins	57.8%	52.7%
Average number of inspectors	1,030	1,083
Average revenue per inspector per week	$ 4,377	$ 4,463
Pipeline inspection services gross margins	9.5%	8.9%
Average number of field personnel	24	15
Average revenue per field personnel per week	$ 14,097	$ 3,609
Pipeline integrity services gross margins	27.4%	(29.9%)
Maintenance capital expenditures (in thousands)	$124	$74
Expansion capital expenditures (in thousands)	$ 1,907	$224
Distributions (in thousands)	$ 2,506	$ 2,495
Coverage ratio	0.37x	0.52x